Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (the “Agreement”) is entered into as of May 18, 2019 (the “Effective Date”), by and between Iovance Biotherapeutics, Inc., a Delaware corporation (the “Company”), and Friedrich-Reinhard Graf Finck von Finckenstein, M.D. (“Executive”) (either party individually, a “Party”; collectively, the “Parties”).

WHEREAS, the Company desires to employ Executive to serve as the Company’s Chief Medical Officer;

WHEREAS, the Parties desire to enter into this Agreement to set forth the terms and conditions of Executive’s employment by the Company and to address certain matters related to Executive’s employment with the Company;

WHEREAS, both the Company and the Executive have read and understood the terms and provisions set forth in this Agreement, and Executive acknowledges Executive has been afforded a reasonable opportunity to review this Agreement with Executive’s legal counsel to the extent desired;

NOW, THEREFORE, in consideration of the foregoing, the promises and obligations set forth below and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged by the Parties, the Company and Executive agree and intend to be legally bound, as follows:

1.       Effective Date. Commencing July 31, 2019 or such other date as may be mutually agreed between the Parties (the “Start Date”), the Company shall employ Executive, and Executive hereby accepts such employment, upon the terms and conditions set forth herein.

2.       Position and Duties.

2.1       Position. The Company agrees to employ Executive in the position of Chief Medical Officer reporting directly to the Chief Executive Officer. The Executive shall have the duties and responsibilities consistent with the office of a Chief Medical Officer of a publicly traded corporation, and such other duties and responsibilities as determined from time to time by the Company, including but not limited to the Chief Executive Officer. Executive shall perform faithfully and diligently such duties as are reasonable and customary for Executive’s position, as well as such other duties as the Company and/or Chief Executive Officer shall reasonably assign from time to time. Executive shall perform his duties in the Company’s offices in San Carlos, California subject to customary travel as reasonably required.

2.2       Best Efforts/Full-Time.

2.2(a)   Executive understands and agrees that Executive will faithfully devote Executive’s best efforts and substantially all of his time during normal business hours to the faithful and loyal performance of his job duties to the Company (except for permitted vacation periods and reasonable periods of illness or other incapacity). Executive will abide by all policies duly adopted by the Company, as well as all applicable federal, state and local laws, regulations or ordinances. Executive will act in a manner that Executive reasonably believes to be in the best interest of the Company at all times. Executive further understands and agrees that Executive has a fiduciary duty of loyalty to the Company to the extent provided by applicable law and that Executive will take no action which materially harms the business, business interests, or reputation of the Company.

2.2(b)   Executive agrees that Executive shall not, directly or indirectly, (i) engage or participate in any outside activity that would, or may be perceived to, conflict with the best interests of the Company or Executive’s duties to the Company, or (ii) provide services to or invest in any corporation or entity that competes or intends to compete with the business of the Company.

2.2(c)   Notwithstanding the foregoing, nothing herein shall prohibit Executive from (i) serving, with the prior written consent of the Company, as a member of the board of directors of an entity engaged solely in charitable activities or community affairs, provided that, such activity shall be limited by Executive so as not to interfere with the performance of Executive’s duties and responsibilities hereunder; (ii) owning, as a passive investment, less than 1% of capital stock of any corporation listed on the national securities exchange or a publicly traded over-the-counter market; or (iii) engaging in any other manner of employment, consulting or other business activity with the written consent of the Company, the Chief Executive Officer, or as approved by the Company’s Board of Directors or a committee thereof (collectively, the “Board”).

3.       Employment Eligibility.  This Agreement and Executive’s employment with the Company is contingent and expressly conditioned on obtaining and maintaining O-1 nonimmigrant visa status (“O-1 Visa”), or any other visa or work permits as may be required for Executive to perform the obligations to the Company under this Agreement.  The Company’s immigration counsel will assist Executive with obtaining the O-1 Visa. Subject to Executive’s continued employment with the Company,  the Company’s immigration counsel will assist Executive with extending the O-1 Visa. Executive shall cooperate with Company and its counsel and shall provide documentation as reasonably requested for the procurement of the O-1 Visa, or any other visa or work permit, at Company’s expense, as may be required for Executive to perform the obligations to the Company under this Agreement.  In accordance with the Immigration and Control Act of 1986, and notwithstanding anything to the contrary herein, this Agreement is also contingent and expressly conditioned upon verification of Executive’s right to work in the United States, as demonstrated by Executive’s completion of Form I-9 and submission of acceptable documentation verifying Executive’s identity and work authorization within three (3) days of the Start Date.  The conditions set forth in this Section 3 are referred herein as the  “Immigration Conditions.” In the event that the Immigration Conditions are not satisfied as of the Start Date, the Parties shall work in good faith to modify the Start Date to accommodate any reasonable delay, but no later than August 16, 2019; provided, however, that if the Immigration Conditions cannot be satisfied by such modified Start Date, unless otherwise agreed in a written amendment hereto by the Company and Executive, this Agreement shall be null and void. Nothing herein is intended to modify the at-will nature of Executive’s employment as described in Section 4.

4.        At-Will Employment. Executive’s employment with the Company will be “at-will” and will not be for any specific period of time. As a result, Executive is free to resign at any time, for any or no reason, as Executive deems appropriate. The Company will have a similar right and may terminate Executive’s employment at any time, with or without cause. Executive’s and the Company’s respective rights and obligations at the time of termination are outlined below in Section 7 of this Agreement.

5.       Compensation.

5.1       Base Salary. As compensation for the performance of all duties to be performed by Executive hereunder, the Company shall pay to Executive a base salary of $450,000 per year on an annualized basis, less applicable deductions for state and federal withholding tax, social security and all other employment taxes and authorized payroll deductions, payable on a prorated basis as it is earned, in accordance with the normal payroll practices of the Company (the “Base Salary”).

5.2       Bonus and Relocation Expenses.  As a signing bonus, Executive shall receive a one-time payment of $160,000 (subject to payroll taxes), which will be paid on the first regular payroll date after the Start Date (the “Signing Bonus Payment”).  The Signing Bonus Payment shall be considered earned twelve (12) months following the Start Date or, if applicable, the date on which Executive’s employment is terminated by the Company without Cause (as defined herein), due to death or Disability (as defined herein), or by Executive for Good Reason (as defined herein) prior to the first anniversary of the Start Date. If Executive’s employment is terminated by the Company for Cause or by Executive without Good Reason, prior to the first anniversary of the Start Date, he shall, within ten (10) days after such termination, repay to the Company the entire gross amount of the signing bonus (before the deduction of any applicable taxes) previously paid to him.  For avoidance of doubt, the Signing Bonus Payment is an advance only and shall not be deemed earned unless the foregoing requirements for the signing bonus are satisfied. Executive acknowledges that any expenses incurred by Executive in the course of relocation to the vicinity of San Carlos, California shall be solely borne by Executive and that the Company has provided the Signing Bonus Payment in consideration of such expenses.

5.3       Stock Options. Executive shall be issued an award for stock options to purchase an aggregate of 160,000 shares of the Company’s common stock under the Company’s 2018 Equity Incentive Plan (the “Option”) as soon as administratively practicable following the Start Date. To the maximum extent legally permitted, the Option shall be an incentive stock option. The Option will have an exercise price equal to the closing trading price of the common stock on the date of grant. Provided that Executive is still employed with the Company on the following dates, the Option will vest in installments as follows: (i) one-third of the Option shall vest on the one year anniversary of the Start Date; and (ii) the remaining portion of the Option shall vest as to one-twelfth of 160,000 shares at the end of each calendar quarter over the next two years, commencing with the first calendar quarter following the first anniversary of the Start Date. Upon the termination of Executive’s employment with the Company, except as otherwise provided herein, any then-unvested portion of the Option will be forfeited.  For clarity, any forfeiture of Options shall only be made pursuant to the terms of the Plan and Option Agreement. To the extent vested, the Option will become exercisable. In all cases, Executive’s vested portion of the Option shall remain exercisable for at least three (3) months following termination of Executive’s employment for any reason. Except as specifically provided herein, the Option shall be subject to the terms and conditions of the 2018 Equity Incentive Plan and your individual stock option agreement.

5.4        Incentive Compensation. Executive will be eligible to participate in the Company’s annual incentive compensation program (“Incentive Plan”) applicable to executive employees, as approved by the Board (the year in which the program is implemented, the “Plan Year”). The Incentive Compensation shall be paid in accordance with the terms and conditions outlined in the Incentive Plan and based upon the achievement of certain goals, objectives, and other metrics as decided by the Board in its sole discretion. The maximum potential amount payable to Executive under the Incentive Plan, as determined by the Board in its sole discretion, shall be 40% of Executive’s Base Salary earned during the applicable calendar year (“Maximum Target Bonus”). Compensation under the Incentive Plan (“Incentive Compensation”) will be conditioned on the satisfaction of individual and Company objectives, as established in writing by the Company. No Incentive Compensation will be payable to Executive to the extent Executive is not employed on the Incentive Compensation payment date. Payment of any Incentive Compensation pursuant to this Section 5.4 is in the sole discretion of the Board, in accordance with the Incentive Plan, and shall be made within two and one-half months of the end of the calendar year to which the Incentive Compensation relates, in accordance with the normal payroll practices of the Company, less required deductions for state and federal withholding tax, social security and all other employment taxes and authorized payroll deductions.

5.5       Performance Review. The Company will periodically review Executive’s performance on no less than an annual basis and may increase (but not decrease) Executive’s salary or other compensation, as it deems appropriate in its sole and absolute discretion and with any necessary Board approval requirements.

5.6       Customary Fringe Benefits. Executive understands and agrees that certain employee benefits may be provided to the Executive by the Company incident to the Executive's employment. Executive will be eligible for all customary and usual fringe benefits generally available to executive employees and all other employees of the Company subject to the terms and conditions of the Company’s benefit plan documents. Executive understands and agrees that any employee benefits provided to the Executive by the Company incident to the Executive's employment (other than Base Salary, Signing Bonus Payment, Incentive Compensation and any applicable Severance Payment) are provided solely at the discretion of the Company and may be modified, suspended or revoked at any time, without notice or the consent of the Executive, unless otherwise provided by law. Moreover, to the extent that these benefits are provided pursuant to policies or plan documents adopted by the Company, Executive acknowledges and agrees that these benefits shall be governed by the applicable employment policies or plan documents. The benefits to be provided to Executive shall include group health insurances and participation in a 401(k) plan. Executive will be eligible to receive paid time off benefits in the form of vacation, sick time and holidays. The amount, eligibility and extent of these benefits shall be governed by the Company’s applicable policy in effect and as amended from time to time and in compliance with applicable law.

5.7       Business Expenses. Executive will be reimbursed for all reasonable and necessary out-of-pocket business expenses incurred in the performance of Executive’s duties on behalf of the Company, including travel-related expenses. To obtain reimbursement, Executive shall provide the Company with reasonable documentation and receipts establishing the amount and nature of such expenses within thirty (30) days of the date such expenses are incurred, which if timely substantiated will be reimbursed by the Company within thirty (30) days thereof. Executive shall comply with such reasonable budget limitations and pre-approval, approval, and reporting requirements with respect to expenses as the Company may establish from time to time.

5.8        Indemnification/D&O Insurance. During employment and for so long thereafter as Executive may reasonably be subject to any claim or liability arising from or relating  to his employment with the Company or any of its affiliates, the Company shall (a) indemnify,  defend and hold Executive harmless to the full extent provided in Article IX of the Company’s  Bylaws and (b) maintain, at its sole expense, director and officer liability insurance covering  Executive in Executive’s capacity as an officer or employee of the Company or any of its affiliates.

6.       Confidentiality and Proprietary Agreement. Executive agrees to abide by the Company’s Employee Proprietary Information and Inventions Agreement (the “EPIIA”), which Executive has signed and is incorporated herein by reference.  Notwithstanding anything to the contrary in the EPIIA, following termination for any reason, Executive may retain personal social media accounts not owned, operated, or controlled by the Company provided that such accounts are not used for business purposes and are not used to transmit or disseminate Company Proprietary Information as defined in the EPIIA. Nothing prohibits Executive from providing truthful testimony, communicating with applicable government or regulatory agencies, or responding accurately and fully to any question, inquiry or request for information or disclosure of documents as necessary in any criminal, civil, or regulatory proceeding or investigation or in any legal dispute with the Company.

7.       Termination of Executive’s Employment.

7.1       Termination for Cause by the Company. The Company may terminate Executive’s employment immediately at any time and without notice for “Cause.” For purposes of this Agreement, “Cause” shall mean (i) material breach by Executive of this Agreement or the EPIIA; (ii) Executive’s theft, dishonesty, or falsification of any Company documents or records; (iii) Executive’s material improper use or disclosure of the Company’s confidential or proprietary information; (iv) Executive’s conviction (including any plea of guilty or nolo contendere) of any criminal act that impairs Executive’s ability to perform his duties hereunder or which a majority of the Board determines may materially damage the business or reputation of the Company; (v) material failure or refusal to comply with reasonable and lawful Company policies and procedures; or (vi) Executive’s material failure and/or inability to comply with or meet the requirements of any performance improvement plan reasonably provided to Executive by the Chief Executive Officer and/or the Board; provided, however, that prior to termination for cause arising under any of the above clauses, except clause (iv), Executive shall have a period of at least thirty (30) days after written notice from the Company to cure the event or grounds identified as constituting such cause. Any notice of termination provided by Company to Executive under this Section 7.1 shall identify the events or conduct constituting the grounds for termination with sufficient specificity so as to enable Executive to take steps to cure, if curable, the same. In the event Executive’s employment is terminated in accordance with this Section 7.1, or if Executive’s employment is terminated due to death or Disability (i.e., Executive’s inability to materially perform his reasonable duties assigned hereunder for a period of 180 days), Executive shall be entitled to receive only the Base Salary, prorated to the date of termination, any then-vested benefits, and payment for all accrued but unused vacation as of the date of termination (collectively, the “Accrued Amounts”). All other obligations of the Company to Executive pursuant to this Agreement will be automatically terminated and completely extinguished.  Executive shall be required to comply with all surviving provisions of this Agreement and the EPIIA, and Executive shall execute termination certification agreements relating to the return of the Company’s confidential or proprietary information, handling of material non-public information and compliance with securities laws, and compliance with the Company’s policies, including insider trading, information technology, and human resources policies.

7.2       Termination Without Cause. The Company may terminate Executive’s employment under this Agreement without Cause (as defined in Section 7.1 above) at any time on thirty (30) days’ advance written notice to Executive. In the event of such termination, Executive will receive the Accrued Amounts.  Executive shall be required to comply with all surviving provisions of this Agreement and the EPIIA, and Executive shall execute termination certification agreements relating to the return of the Company’s confidential or proprietary information, handling of material non-public information and compliance with securities laws, and compliance with the Company’s policies, including insider trading, information technology, and human resources policies. Upon a termination of Executive’s employment by the Company other than for death, disability or Cause (a “Termination Without Cause”)  or a resignation by Executive for Good Reason (as defined below), Executive will be eligible to receive, provided that Executive first satisfies the Severance Conditions set forth below, an amount equal to six (6) months of Executive’s then-current Base Salary, payable in a lump sum within thirty (30) days after termination.  For purposes of this Agreement, the “Severance Conditions” are defined as Executive’s execution of a full general release (the “Release”), and such Release becomes effective and irrevocable in accordance with its terms prior to the sixtieth (60) day following the termination date.  Following payment of Accrued Benefits and any severance payments and benefits required to be paid under this Section 7.2, all other obligations of the Company to Executive pursuant to this Agreement (except any continuing obligations for indemnification, etc.) will be automatically terminated and completely extinguished.  The Release will not waive any of Executive’s rights, or obligations of the Company, regarding: (1) any right to indemnification and/or contribution, advancement or payment of related expenses pursuant to the Company’s Bylaws, under any written agreement between the Parties, and/or under applicable law; (2) any rights that Executive may have to insurance coverage under any directors and officers liability insurance, other insurance policies of the Company; (3) any claims for worker’s compensation, state disability or unemployment insurance benefits, or any other claims that cannot be released as a matter of applicable law; (4) rights to any vested benefits under any stock, compensation or other employee benefit plan or agreement with the Company, including any right to severance benefits; (5) Executive’s rights as a shareholder of the Company, if applicable; and (6) any claims arising after the date Executive signs the Release.

7.3       Termination In Connection With a Change in Control. If, within six (6) months immediately preceding a Change in Control or within twelve (12) months immediately following a Change in Control, the Executive’s employment experiences  a Termination Without Cause or Executive resigns for Good Reason, then the Executive shall be entitled to receive the following compensation, provided that Executive first satisfies the Severance Conditions: (i) the severance payments and benefits set forth in Section 7.2, and (ii) any then time-based unvested stock options or other equity awards granted to Executive by the Company (including the Option) will immediately fully vest as of the last day of Executive’s employment with the Company (the “Accelerated Vesting”).  For purposes of this Agreement, “Change in Control” shall have the meaning set forth in the Company’s 2018 Equity Incentive Plan.

7.4       Resignation With or Without Good Reason. Executive shall have the right to terminate this Agreement at any time, for any reason, without Good Reason, by providing the Company with thirty (30) days written notice, provided, however, that subsequent to Executive’s resignation, Executive shall be required to comply with all surviving provisions of this Agreement and the EPIIA, and Executive shall execute termination certification agreements relating to the return of the Company’s confidential or proprietary information, handling of material non-public information and compliance with securities laws, and compliance with the Company’s policies, including insider trading, information technology, and human resources policies. Executive shall not be entitled to any Severance Pay. Executive will only be entitled to receive Executive’s Base Salary earned up to the date of termination. Notwithstanding the foregoing or anything to the contrary in this Agreement, Executive also has the right to resign Executive’s employment for “Good Reason” due to occurrence of any of the following: (i) a material adverse change in Executive’s title, duties, or responsibilities; (ii) any material reduction by the Company of Executive’s base compensation; (iii) the Company creates a work environment designed to constructively terminate Executive, to unlawfully harass or retaliate against Executive, or directs  Executive to engage in any conduct violative of professional medical ethics, any law or regulation applicable to the Company’s business; (iv) any material change to the geographic location of Executive’s principal place of employment that increases Executive’s one-way commute by at least 35 miles as compared to Executive’s then-current place of employment prior to such relocation; or (v) any material breach by the Company of this Agreement or any other written agreement between the Parties.  No resignation will be treated as a resignation with Good Reason unless (x) the Executive has given written notice to the Company of his intention to terminate employment for Good Reason, describing the grounds for such action, within ninety (90) days after the first occurrence of such circumstances, (y) the Executive has provided the Company with at least thirty (30) days in which to cure the circumstances, and (z) if the Company fails to cure the circumstances, Executive ends his employment within 30 days following the cure period in (y). In the event that Executive terminates his employment for Good Reason, then Executive shall be entitled to receive the Accrued Amounts and Severance Payment,  as if Executive were terminated by the Company without Cause under Section 7.2, subject to Executive’s compliance with all of the Severance Conditions.  For the avoidance of doubt, if Executive’s resignation for Good Reason occurs within six (6) months before or twelve (12) months after a Change of Control, in addition to any other applicable benefits, Executive will also be entitled to receive the Accelerated Vesting provided under Section 7.3.

7.5       Application of Section 409A.

7.5(a)   Notwithstanding anything set forth in this Agreement to the contrary, no amount payable pursuant to this Agreement which constitutes a “deferral of compensation” within the meaning of Section 409A of the Code (the “Code”) and the Treasury Department regulations thereunder (the “Section 409A”) shall be paid unless and until Executive has incurred a “separation from service” within the meaning of the Section 409A.

7.5(b)   The parties intend that income provided to Executive pursuant to this Agreement will not be subject to taxation under Section 409A. The provisions of this Agreement shall be interpreted and construed in favor of satisfying any applicable requirements of Section 409A. However, the Company does not guarantee any particular tax effect for income provided to Executive pursuant to this Agreement. In any event, except for the Company’s responsibility to withhold applicable income and employment taxes from compensation paid or provided to Executive, the Company shall not be responsible for the payment of any applicable taxes on compensation paid or provided to Executive pursuant to this Agreement.

7.5(c)   Furthermore, to the extent that Executive is a “specified employee” within the meaning of the Section 409Aas of the date of Executive’s separation from service, no amount that constitutes a deferral of compensation that is payable on account of Executive’s separation from service shall be paid to Executive before the date that is first day of the seventh month after the date of Executive’s separation from service (the “Delayed Payment Date”) or, if earlier, the date of Executive’s death following such separation from service. All such amounts that would, but for this Section, become payable prior to the Delayed Payment Date will be accumulated and paid on the Delayed Payment Date.

7.5(d)   Notwithstanding anything herein to the contrary, the reimbursement of expenses or in-kind benefits provided pursuant to this Agreement shall be subject to the following conditions: (i) the expenses eligible for reimbursement or in-kind benefits in one taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits in any other taxable year; (ii) the reimbursement of eligible expenses or in-kind benefits shall be made promptly, subject to the Company’s applicable policies, but in no event later than the end of the year after the year in which such expense was incurred; and (iii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

7.5(e)   For purposes of Section 409A, the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments.

7.5(f)    If either Executive or Company reasonably determines that any payment or  benefits hereunder will violate Section 409A, Executive and the Company will use best efforts to restructure the payment or benefits in a manner that is either exempt from or compliant with Section 409A. Executive and the Company agree that they will execute any and all amendments to this Agreement as may be necessary to ensure compliance with the distribution provisions of Section 409A in an effort to avoid or minimize, to the extent allowable by law, the tax (and any interest or penalties thereon) associated with Section 409A. If it is determined that a payment or other benefits under this Agreement was (or may be) provided in violation of Section 409A, the

Company will cooperate reasonably with any effort by Executive to mitigate the tax consequences of such violation, including cooperation with Executive’s participation in any IRS voluntary compliance program or other correction procedure under Section 409A that may be available to  Executive.

7.6       Application of Section 280G.

7.6(a)   Notwithstanding anything to the contrary in this Agreement or otherwise, to the extent that any of the payments and benefits provided under this Agreement or any other agreement or arrangement between Executive and the Company (collectively, the “Payments”) (i) constitute a “excess parachute payment” within the meaning of Section 280G of the Code and (ii) but for the provisions herein, would be subject to the excise tax imposed by Section 4999 of the Code, then the Payments shall be reduced to the extent necessary so that no portion of such Payments retained by Executive shall be subject to excise tax under Section 4999 of the Code; provided, however, such reduction shall only occur if, after taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, such reduction results in Executive’s receipt on an after-tax basis, of the greatest amount of benefits under this Agreement or otherwise, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code. In the event of a determination that such reduction is to take place,  reduction shall occur in the following order: first, reduction of cash payments, which shall occur  in reverse chronological order such that the cash payment owed on the latest date following the  occurrence of the event triggering such excise tax will be the first cash payment to be reduced;  second, cancellation of accelerated vesting of equity awards, which shall occur in the reverse order of the date of grant for such stock awards (i.e., the vesting of the most recently granted stock awards will be reduced first); and third, reduction of other employee benefits, which shall occur  in reverse chronological order such that the benefit owed on the latest date following the  occurrence of the event triggering such excise tax will be the first benefit to be reduced. If two or more equity awards are granted on the same date, each award will be reduced on a pro-rata basis.

7.6(b)   Unless Executive and Company otherwise agree in writing, any determination required under the provisions herein shall be made in writing by Company’s independent public accountants or other professional tax or law firm (the “Accountants”), whose determination shall be conclusive and binding on Executive and the Company for all purposes. For purposes of making the calculations required by the provisions herein, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely in reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code.  Executive and Company will furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under the provisions herein. Company will bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by the provisions herein. If the limitation set forth in this and the above paragraph are applied to reduce an amount payable to Executive, and the Internal Revenue Service successfully asserts that, despite the reduction, Executive has nonetheless received payments that are in excess of the maximum amount that could have been paid to Executive without being subjected to any excise tax, then, unless it would be unlawful for Company to make such a loan or similar extension of credit to Executive, Executive may repay such excess amount to Company as though such amount constitutes a loan to Executive made at the date of payment of such excess amount, bearing interest at 120% of the applicable federal rate (as determined under Section 1274(d) of the Code in respect of such loan).

8.       Employment and Post-Employment Covenants.

8.1       Non-Solicitation. Executive agrees that during a period of twelve (12) months following the termination of the Executive’s employment (the “Restrictive Period”), Executive shall not (a) solicit or in any manner encourage, either directly or indirectly, any existing employee of the Company to leave the Company for any reason; nor will he interfere in any other manner with the employment or business relationships at the time existing between the Company and its current or prospective employees or consultants; or (b) induce or attempt to induce any customer, supplier, distributor, licensee or other business affiliate of the Company to cease doing business with the Company or in any way interfere with the existing business relationship between any customer, supplier, distributor, licensee or other business affiliate and the Company.  Notwithstanding anything to the contrary herein, the Parties agree that Executive’s social media postings to the general public not directed towards existing Company employees, customers, suppliers, distributors, licensees or other business affiliates would not constitute a breach of this Section 8.1.

8.2       Non-Disparagement. Executive agrees, at all times following the Effective Date, not to, directly or indirectly, on his behalf or on behalf of any other person or entity, (a) take any action which is intended, or could reasonably be expected, to harm, disparage, defame, slander, or lead to unwanted or unfavorable publicity for the Company, its subsidiaries or any of their respective subsidiaries, or its or their respective affiliates, equity holders, directors, officers, members, managers, partners, employees, representatives or agents, heirs, predecessors, successors or assigns, or otherwise take any action which could reasonably be expected to detrimentally affect the reputation, image, relationships or public view of any such person or entity, or (b) attempt to do any of the foregoing, or assist, entice, induce or encourage any other person or entity to do or attempt to do any activity which, were it done by the Executive, would violate any provision of this Section 8.2; provided, however, that Executive shall not be prohibited by this Section 8.2 from making truthful statements (i) when required by subpoena, notice or order of a court or other body of competent jurisdiction or as required by law, (ii) solely within the context of seeking judicial enforcement of legal or contractual rights against a person or entity, or (iii) as otherwise permitted by this Agreement, the EPIIA, or any other agreement between the Parties.

8.3       Remedies. Executive acknowledges that the duration of the Restrictive Period is fair and is reasonably required for the protection of the Company's business interests, including its goodwill. The Executive (a) acknowledges that his failure to comply with any requirement of this Section 8 this Agreement will cause the Company irreparable harm and that a remedy at law for such a failure would be an inadequate remedy; and (b) consents to the Company's obtaining from a court having jurisdiction specific performance, an injunction, a restraining order or any other equitable relief in order to enforce any such provision. The right to obtain such equitable relief shall be in addition to, and not in lieu of, any other remedy to which the Company is entitled under applicable law (including, but not limited to, monetary damages).

9.       General Provisions.

9.1       Successors and Assigns. The rights and obligations of the Company under this Agreement shall inure to the benefit of, be enforceable by and shall be binding upon the successors, heirs, administrators and assigns of the Company and Executive; provided, however, that Executive shall not be entitled to assign any of Executive’s rights or obligations under this Agreement.

9.2      Waiver. Either party's failure to enforce any provision of this Agreement shall not in any way be construed as a waiver of any such provision, or prevent that party thereafter from enforcing each and every other provision of this Agreement.

9.3       Attorney’s Fees. In the event of any dispute or claim relating to or arising out of Executive’s employment relationship with Company, this Agreement, or the termination of Executive’s employment with Company for any reason, in addition to any other available relief, the prevailing party in any such dispute or claim shall be entitled to recover its reasonable attorney’s fees and costs.

9.4       Severability. In the event any provision of this Agreement is found to be unenforceable by an arbitrator or court of competent jurisdiction, such provision shall be deemed modified to the extent necessary to allow enforceability of the provision as so limited, it being intended that the parties shall receive the benefit contemplated herein to the fullest extent permitted by law. If a deemed modification is not satisfactory in the judgment of such arbitrator or court, the unenforceable provision shall be deemed deleted, and the validity and enforceability of the remaining provisions shall not be affected thereby.

9.5        Interpretation; Construction; Counterparts. The headings set forth in this Agreement are for convenience only and shall not be used in interpreting this Agreement. Executive has participated in the negotiation of the terms of this Agreement. Furthermore, Executive acknowledges that Executive has had an opportunity to review and revise the Agreement and have it reviewed by legal counsel, if desired, and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.  This Agreement may be executed in counterparts and by facsimile, pdf/email or other electronic means and, when so executed, shall be considered one and the same instrument, have the same force and effect as an original, and constitute an effective, binding agreement on the part of each of the Parties.

9.6       Governing Law. This Agreement will be governed by and construed in accordance with the laws of the United States and the internal laws of the State of California, without regard to any conflict of law rules. Notwithstanding anything to the contrary in any other agreement between the Parties, the sole and exclusive jurisdiction and venue for any and all  disputes of any kind between the Parties and/or any of their respective affiliates, successors, heirs  or assigns shall be the state and federal court sitting in San Mateo County, California and the Parties expressly consent and waive any objections to such jurisdiction and venue.

9.7       Notices. Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (a) by personal delivery when delivered personally; (b) by overnight courier upon written verification of receipt; (c) by telecopy, facsimile transmission, or electronic transmission such as e-mail, upon acknowledgment of receipt of electronic transmission; or (d) by certified or registered mail, return receipt requested, upon verification of receipt. Notice shall be sent to the addresses set forth below each party’s signature, or such other address as either party may specify in writing.

9.8       Entire Agreement. This Agreement constitutes the entire agreement between the Parties relating to this subject matter and supersedes all prior or contemporaneous representations, discussions, negotiations, and agreements, whether written or oral. This Agreement may be amended or modified only with the written consent of Executive and the Company. No oral waiver, amendment or modification will be effective under any circumstances whatsoever.

THE PARTIES TO THIS AGREEMENT HAVE READ THE FOREGOING AGREEMENT AND FULLY UNDERSTAND EACH AND EVERY PROVISION CONTAINED HEREIN. WHEREFORE, THE PARTIES HAVE EXECUTED THIS AGREEMENT AS SHOWN BELOW.

[Execution Page Follows]

EXECUTIVE:

By:	/s/ Friedrich-Reinhard Graf Finck von Finckenstein

Friedrich-Reinhard Graf Finck von Finckenstein, M.D.

COMPANY:

Iovance Biotherapeutics, Inc.

By:	/s/ Maria Fardis
Maria Fardis, Ph.D., M.B.A.
President & Chief Executive Officer
999 Skyway Road, Suite 150
San Carlos, CA 94070

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